EXHIBIT 99.91 - Press Release

M-Wave, Inc. Completes A Revised $4.5 Million Reolving Credit Facility With Silicon Valley Bank

$4.5 million, 8%, working capital line of credit replaces $3.1 million, 13.55%, receivables purchase facility

For Immediate Release

WEST CHICAGO, Ill./EWORLDWIRE/June 30, 2004 --- M-Wave Inc. (NASDAQsc: MWAV) today announced that it has closed on a revolving line of credit with its present lender, Silicon Valley Bank, that improves significantly upon present terms and cost over a current receivables purchase facility. The original receivables-only financing was $3.1 million and had an effective rate of interest, including fees of 13.55%. The replacement, a $4.5 million revolving credit facility collateralized by accounts receivable and inventory, has an effective rate of interest approximating 8%, a 41% improvement over the first facility.

The first facility provided the company 85% advances against eligible receivables to a maximum of $3.1 million. Under the second facility, the company can advance up to 85% on eligible receivables plus $750,000 on eligible finish goods inventory so long as the inventory financing is not more than 33% of the total accounts receivable balance with the total loan not exceeding $4.5 million.

"We are very pleased with Silicon Valley Bank and believe the new facility signals the Bank's confidence in our progress. It will reduce M-Wave's cost of borrowing while expanding the relationship with SVB and offers us tools to grow," commented Jim Mayer, Managing Member of Credit Support International LLC, who serves as the Company's Chief Financial and Administrative Officer.

About M-Wave Inc.
Established in 1988 and headquartered in the Chicago suburb of West Chicago, Illinois, M-Wave is a value-added service pro-vider of high performance circuit boards. The company's products are used in a variety of telecommunications and industrial electronics applications. M-Wave services customers like Federal Signal on digital products and Celestica-Nortel and Remec with its patented bonding technology, Flexlink IITM, and its supply chain management services including Virtual Manufacturing (VM) and the Virtual Agent Procurement Program (VAP). Through this service, customers are represented in Asia either on an exclusive or occasional basis in sourcing and fulfilling high volume and technology circuit board production in Asia through the Company's Singapore office. The Company trades on the NASDAQ National market under the symbol "MWAV." The company'sweb site is www.mwav.com.

About Credit Support International
Established in 1991 by a European-American joint venture between Groupe Warrant of Belgium and DiversiCorp Inc. of Dallas, CSI provided cross-border collateral control that linked lenders to their assets located both inside the U.S. and Western Europe. In 1998 CSI was split off from the two partner companies and evolved into a specialized consulting firm devoted to transitional and troubled middle market companies. Jim Mayer, its Managing Member, has 18 years of experience including 12 years as CEO of DiversiCorp Inc., and he has managed or directed more than 50 engagements with troubled companies and provided a variety of services directly to clients including: due diligence, workout, collateral control, corporate restructuring, bankruptcy support, cross-border secured finance and interim management. Mayer has served on several boards of directors including the Turnaround Management Association.

This news release contains predictions and other forward-looking statements that involve a number of risks and uncertainties. While this outlook represents the company's current judgment on the future direction of the business, such risks and uncertainties could cause actual results to differ materially from any future performance suggested above. Such risks and uncertainties include those factors detailed in the company's annual report on Form 10-K and other reports filed by the company with the U.S. Securities and Exchange Commission.